Exhibit (n) Consent of Independent Registered Public Accounting Firm for VUL 6

We hereby consent to the incorporation by reference in this Post-Effective Amendment 1 to the Registration Statement on Form N-6, 333-227507 of RiverSource® Variable Universal Life 6 Insurance of our report dated April 18, 2019 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 19, 2019 with respect to the financial statements of RiverSource of New York Account 8, which appear in Post-Effective Amendment 34 to the Registration Statement on Form N-6, 333-42257. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2019